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                                                                    EXHIBIT 10.4

                                    AGREEMENT

      MADE, as of the 18th day of December, 2000 by and between DANIEL GREEN COMPANY (the "Company") and WILHELM PFANDER ("Pfander").

                                    RECITALS

      A. Pfander is an officer of the Company and prior to becoming such, was an officer of Penobscot Shoe Company which was acquired by, and became a wholly owned subsidiary of, the Company.

      B. While employed by Penobscot, Pfander entered into a Change-of-Control Agreement with Penobscot dated January 6, 1999 whereby Penobscot agreed, upon any change of control as defined in that Agreement, to pay Pfander certain monies (see Exhibit attached hereto).

      C. Pfander and the Company wish to terminate the Change-of-Control Agreement with Penobscot in favor of this Agreement by the Company to provide deferred compensation to Pfander upon his retirement.

                                    COVENANTS

      NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

      1. Deferred Compensation. Upon Pfander's retirement from the Company one year from the date hereof, or later, or upon Pfander's earlier death or total disability, the Company agrees to pay to Pfander the sum of $100,000 (less applicable payroll taxes) in four equal quarterly installments commencing on the date which is three months after the date of Pfander's retirement (or earlier death or total disability) and continuing on that same day each of the next three quarters. Payments are conditioned on Pfander's compliance with the provisions of Sections 3 and 4 of this Agreement.

      2. Termination of Change-of-Control Agreement. In consideration of the agreement of the Company to make the deferred compensation payments described in
Section 1 above, Pfander waives all rights to payments under the Change-of-Control Agreement and agrees that the same is hereby terminated and of no further force and effect.

      3. Covenant Not to Compete.

            (a) Pfander recognizes and acknowledges that the Confidential Information (as hereafter defined) constitutes valuable secret, special, and unique assets of the Company. Pfander covenants and agrees that, during the term of this Agreement and for a period of one year following termination (whether voluntary or involuntary), Pfander will not disclose the
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Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of the Company and will not use the Confidential Information except in the Company" business. The term "Confidential Information" includes all information, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known to competitors of the Company nor intended for general dissemination, whether furnished by the Company or compiled by Pfander, including but not limited to: (i) lists of the Company's customers, supplies, agents, manufacturers, distributors or brokers and the terms of all contracts or relationships with them, (ii) designs and specifications of Company products or proposed products, (iii) Company strategies, plans (financial, operational or otherwise), and all other types of written information customarily used by the Company or available to Pfander. Pfander understands that it is the Company's intention to maintain the confidentiality of this information notwithstanding that employees of the Company may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees who are not expressly bound by agreements similar to this agreement may have access to such information for job purposes. Pfander acknowledges that it is not practical, and shall not be necessary, to mark such information as "confidential," nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information.

            (b) For a period of one (1) year following termination of employment (whether voluntary or involuntary), Pfander specifically agrees not to engage in, either as officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, or otherwise, any business of any kind or character that competes with the business of the Company wherever the same is conducted.

            (c) Pfander agrees that the Company shall have the right to communicate the terms of this Agreement to any prospective employer of Pfander.

            (d) In the event of a breach or threatened breach of the provisions of this Section 3, the Company shall be entitled to injunctive relief as well as any other remedies at law or in equity. Pfander understands, and agrees that without such protection, the Company's business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

            (e) Should legal proceedings (including arbitration proceedings) have to be brought by the Company against Pfander to enforce this Agreement, the period of restriction under this Section 3 shall be deemed to begin running on the date of entry of an order granting the Company preliminary injunctive relief and shall continue uninterrupted for the next succeeding year. Pfander acknowledges that the purposes of this Section 3 would be frustrated by measuring the period of restriction from the date of termination of employment where Pfander failed to honor the Agreement until directed to do so by court order.

            (f) The provisions of this Section 3 shall be independent of any other provision of this Agreement, and the existence of any claim or cause of action by Pfander against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section 3 by the Company.
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            (g) Should a court of competent jurisdiction declare any of the covenants set forth in this Section 3 unenforceable, each of the parties hereto agrees that such court shall be empowered and shall grant the Company injunctive relief reasonably necessary to protect its interest.

      4. Soliciting; the Company's Employees. Pfander agrees that he will not, for a period of one (1) year following termination of employment with the Company, directly or indirectly solicit or seek to induce any of the Company's employees to leave the Company's employ for any reason, including, without limitation, to work for Pfander or any other competitive company. Pfander acknowledges and agrees that all activities under this Section 4 shall justify injunctive relief as provided in Section 3.

      5. Entire Agreement. This instrument contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      6. Binding Effect. This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.

      7. Waiver of Jury Trial. Pfander and the Company hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under or in conjunction with this Agreement, or Pfander's employment with the Company.

      8. Governing Law. This Agreement shall be governed by and construed and enforced according to the internal laws of the State of New York, excluding laws related to conflicts of law.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                           DANIEL GREEN COMPANY


                                           By:  /s/ James R. Riedman
                                              ----------------------------------


                                                /s/ Wilhelm Pfander
                                           -------------------------------------
                                           WILHELM PFANDER